Exhibit 10.3

CARNIVAL CORPORATION & PLC
MANAGEMENT INCENTIVE PLAN

1.	OBJECTIVE

This Carnival Corporation & plc Management Incentive Plan (the “Plan”) is designed to focus the attention of certain officers and employees of Carnival Corporation & plc and/or its subsidiaries (the “Corporation”) on achieving outstanding performance results as reflected in the operating income of the Corporation and, to the extent applicable, the operating income of one or any combination of the following entities, operating companies or business divisions: (1) the Holland America Group, (2) Holland America Line, (3) Seabourn Cruise Line, (4) Carnival Australia, (5) Carnival Cruise Line, (6) Carnival UK, (7) Cunard Line, (8) P&O Cruises, (9) Princess Cruises, (10) Global Fine Arts, (11) Costa Cruises, (12) Costa Asia, (13) AIDA Cruises, or (14) any other operating company of the Corporation (each individually and, as applicable, collectively a “Brand”), as well as other relevant measures.

2.	PLAN ADMINISTRATION

The administrators of the Plan are the Compensation Committees of the Boards of Directors of the Corporation (the “Compensation Committees”). Notwithstanding anything herein to the contrary, the Compensation Committees shall administer the Plan and have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document, with respect to Plan participants who are “Executive Officers” (as defined by Rule 16a-1 of the Securities Exchange Act) of the Corporation.

The Compensation Committees may delegate the authority to administer the Plan with respect to participants who are not Executive Officers of the Corporation, as follows:

A.	to a committee comprised of the Chairman, Chief Executive Officer and Chief Human Resources Officer of the Corporation (the “Senior Management Committee”) with respect to:

i.	the All Brands Group (“ABG”) Plan participants who are not Executive Officers (the “ABG Participants”);

ii.	the ten (10) highest paid Plan participants (other than any Executive Officers) with respect to any Brand (based on total target compensation) (the “Top Ten Participants”); and

iii.	determining the maximum aggregate bonus amount payable (on a Brand-by-Brand basis) for all Plan participants other than the Executive Officers; and

B.	to the senior most executive of the respective Brands (the “Senior Brand Leader”) with respect to all other Plan participants other than the Executive Officers.

The term “Administrators” as used hereafter shall refer to the Compensation Committees with respect to bonus determinations for the Executive Officers participating in the Plan; to the Senior Management Committee with respect to bonus determinations for the ABG Participants and Top Ten Participants; and to the applicable Senior Brand Leader with respect to bonus determinations for all other Plan participants (subject to the approval by the Senior Management Committee of the aggregate amount of cash bonus payable to all Plan participants for a particular Brand other than the Executive Officers).

3.	PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4.	PARTICIPATION

Prior to the commencement of each Plan Year, the applicable Administrators shall determine which employees shall participate in the Plan for such Plan Year.

In general, all employees of the Corporation at the level of Vice President and above and who are not covered by a separate incentive plan of the Corporation or a subsidiary or operating unit of the Corporation shall be eligible to participate in the Plan. In their discretion, the Administrators may select other employees to participate in the Plan or establish separate criteria to determine the bonus of specified employees.

Persons who commence employment or are promoted to an eligible position following the beginning of the Plan Year may, with the approval of the applicable Administrators, be allowed to participate in the Plan.

In order to receive a cash bonus under the Plan, a participant must be employed by the Corporation or one of its subsidiaries on the day the bonus is paid (and, with respect to employees of Carnival Australia or Carnival UK, not have given or received notice of termination); provided, however, that if a participant is on a leave of absence (other than, with respect to employees of Carnival Australia or Carnival UK, paid annual leave) that does not meet the requirements of The Family and Medical Leave Act of 1993 on the day the bonus is paid to the other participants, such bonus shall not be payable until the participant returns to active duty. The only exceptions to this requirement are for participants whose employment is terminated prior to the day the bonus is paid as the result of death, disability or Retirement (“Early Termination Employees”) or for other circumstances approved by the applicable Administrators on a case-by-case basis. If employment is terminated by reason of death, disability or Retirement, a participant or his/her estate will receive a pro-rata bonus based on the portion of the Plan Year the participant was employed. For purposes of this section, “Retirement” means a termination of employment by a participant (A) on or after the earlier of (i) age 65 with at least five years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries or (ii) age 60 with at least 15 years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries.

Notwithstanding the forgoing, with respect to the chief executive officer of Costa Crociere S.p.A., in order to receive a cash bonus under the Plan, the Employment Contract between Costa Crociere S.p.A. and Costa CEO, as amended from time to time shall have to remain in force, without any notice of termination, until the completion of the applicable Plan Year.

5.	BONUS

A.	For purposes of this Plan, the terms below shall be defined as follows:

i.
The “Corporation Operating Income” shall mean the Non-GAAP net income of the Corporation excluding interest income and expense and other non-operating income and expense and income taxes, as reported by the Corporation for the Plan Year.

ii.
The “Corporation Operating Income Target” for each Plan Year will be established by the Compensation Committees (or, if delegated to the Senior Management Committee, the Senior Management Committee) as soon as practicable following the commencement of such Plan Year, taking into account historical performance, investor guidance, company/industry growth, the Corporation’s annual plan, consultation with management and such other factors as the Compensation Committees (or, if applicable, Senior Management Committee) deem appropriate.

iii.
The “Brand Operating Income” with respect to any Brand or group of Brands (a “Group”) shall mean the Non-GAAP net income of the Brand or Group excluding interest income and expense and other non-operating income and expense and income taxes, as reported by the applicable Brand or Group for the Plan Year.

iv.
The “Brand Operating Income Target” for each Plan Year will be established by the Compensation Committees (or, if delegated to the Senior Management Committee, the Senior Management Committee) as soon as practicable following the commencement of such Plan Year, taking into account historical performance, company/industry growth, the Brand’s or Group’s annual plan, consultation with management and such other factors as the Compensation Committees (or, if applicable, Senior Management Committee) deem appropriate.

v.
The “Bonus Schedule” for a Plan Year will be defined as soon as practicable following the commencement of such Plan Year by the Compensation Committees (or, if applicable, Senior Management Committee) in conjunction with the Corporation and Brand Operating Income Targets and will establish the performance levels required to achieve specified payout levels. The performance range in the Bonus Schedule will correspond to a payout range from 0% to 200%.

vi.    The “Target Bonus” is the preliminary level of bonus for a participant if 100% of the applicable Brand and Corporation Operating Income Targets are achieved, prior to the

Administrators exercising discretion to increase or decrease the bonus payable to a participant as provided in 5.C.ii.

The Compensation Committees (or, if applicable, Senior Management Committee) may, in their discretion, increase or decrease the Brand and/or Corporation Operating Income Targets or establish alternative targets for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees (or, if applicable, Senior Management Committee), certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Brand and/or Corporation Operating Income Targets and the actual Brand and/or Corporation Operating Income for any Plan Year.

B.
As soon as practicable following the commencement of each Plan Year, the applicable Administrators will, in their discretion, establish a Target Bonus (in the currency of his/her base salary) for each participant for the current Plan Year, which Brand Operating Income Targets (which may include one or more Brands and/or Groups), if any, will apply to such participant and the relative weighting of the Brand Operating Income Target (if applicable) and Corporation Operating Income Target for such participant. The Target Bonus may be based on recommendations from the applicable Brands or Brand CEOs, and may, in the Administrators’ discretion, be increased or decreased for any reason(s) deemed appropriate by them. Notwithstanding anything herein to the contrary, (i) with respect to Brand CEOs, 50% of the Target Bonus will be based upon achievement of a Brand Operating Income Target and 50% will be based upon achievement of the Corporation Operating Income Target, (ii) for all other non-ABG Plan participants, the relative weighting will either be (x) 35% for the Corporation Operating Income Target and 65% for a Brand Operating Income Target or (y) 25% for the Corporation Operating Income Target and 75% for a Brand Operating Income Target (and it is recommended that director reports to the Brand CEOs be assigned the 35%/65% mix with other participants being assigned the 25%/75% mix), and (iii) for all ABG Plan participants, 100% of the Target Bonus will be based upon the achievement of the Corporation Operating Income Target. The Administrators may, in their sole discretion, establish any other such combination for a participant as deemed appropriate for a given Plan Year.

C.	As soon as practicable days following the end of each Plan Year, the Administrators shall determine each participant’s bonus for the prior Plan Year as follows:

i.
The actual Corporation and Brand Operating Income, adjusted to eliminate the impact of both fuel price and currency for the Plan Year will be confirmed, and the Administrators shall determine the preliminary bonus amount for each participant by reference to the Bonus Schedule for the Plan Year and the relative weightings of each of the Brand and Corporation Operating Income Targets, as applicable.

ii.	The Administrators may then consider other factors deemed, in their discretion, relevant to the performance of the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Administrators may also consider other factors it deems, in their discretion, relevant to the performance of the Corporation, the applicable Brand or Group and/or each individual participant, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per available lower berth days), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Administrators may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus of the participant.

In addition, the Administrators may adjust a participant’s bonus amount for any unpaid leaves of absence (or, with respect to employees of Carnival Australia or Carnival UK, any leave of absence other than paid annual leave) regardless of the nature of the leave.

6.	PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” bonuses shall be paid as soon as administratively practicable following determination of the bonuses by the Administrators. At the discretion of the Administrators, special arrangements may be made for earlier payment to Early Termination Employees.

Notwithstanding any other provision of this Plan, the issuance of bonuses is at the sole discretion of the Administrators. The Administrators, in their sole discretion, may increase, decrease or withhold bonuses.

7.	DURATION OF PLAN

The Plan will be effective until terminated by the Compensation Committees.

8.	AMENDMENT OF PLAN

The Compensation Committees may amend the Plan from time to time in such respects as the Compensation Committees may deem advisable

9.	GOVERNING LAW AND JURISDICTION

For participants employed by Carnival Australia only, the Plan shall be governed by and construed in accordance with the laws of New South Wales and the courts of that state shall have exclusive jurisdiction. For participants employed by Carnival UK only, the Plan shall be governed by and construed in accordance with English law and courts of England shall have exclusive jurisdiction. For all other participants, the Plan shall, to the extent not otherwise governed by the laws of the

United States, be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws.

10. CLAWBACK PROVISION

In the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on the part of a Plan participant (or any other event or circumstance set forth in any clawback policy implemented by the Corporation, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Corporation’s issued financial statements, such participant will be required to reimburse the Corporation for all or a portion, as determined by the Administrators , in such Administrators’ sole discretion, of any payments received under the Plan with respect to any fiscal year in which the Corporation’s financial results are negatively impacted by such restatement. A participant shall be required to repay any such amount to the Corporation within 30 days after the Corporation demands repayment.

#9897619v1 – Carnival Corporation & plc Management Incentive Plan (adopted 2015)